Exhibit 8.1

1177 Avenue of the Americas

New York, NY 10036

212.715.9100

November 6, 2024

Great Ajax Corp.
799 Broadway
New York, NY 10003

Re:	Great Ajax Corp.—Status as a Real Estate Investment Trust; Information in Prospectus under Heading Material U.S. Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as tax counsel to Great Ajax Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the offer and sale, from time to time, together or separately, and in one or more series (if applicable), by the Company of securities, including shares of the Company’s common stock, par value $0.01 per share, shares of the Company’s preferred stock, par value $0.01 per share, debt securities, warrants to acquire shares of common stock or preferred stock or debt securities, and/or units consisting of two or more of the foregoing, up to an aggregate public offering price of $400,000,000 (the “Securities”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

You have requested our opinion (“Opinion”) as to (i) the Company’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”), as defined under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences.”

In our capacity as counsel to the Company and for purposes of rendering this Opinion, we have examined and relied upon the following, with your consent:

(a)	the Registration Statement;

Kramer Levin Naftalis & Frankel LLP	New York | Silicon Valley | Washington, DC | Paris

Great Ajax Corp.

November 6, 2024

(b)	a certificate executed by duly appointed officers of the Company (the “Officer’s Certificate”) setting forth certain factual representations, dated November 6, 2024;

(c)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 10, 2024 (but only with respect to information required by Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the other information therein that is expressly incorporated by reference in the Registration Statement); and

(d)	certain organizational documents of the Company and certain of its subsidiaries.

In addition, we have examined and relied upon such other documents, records and papers as we have considered relevant to our analysis. In our examination of such documents, records and papers we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

Our Opinion is based on (a) the documents, records and papers we have reviewed, the information that we have obtained and the assumptions stated herein, (b) our understanding of the facts as represented to us in the Officer’s Certificate and (c) the assumption that (i) the Company and its subsidiaries have valid legal existences under the laws of the states in which they were formed and have operated in accordance with the laws of such states, (ii) the Company is operated, and will continue to be operated, in the manner described in the Officer’s Certificate, (iii) the facts contained in the Registration Statement are true and complete in all material respects, (iv) the factual statements, representations and covenants made by the Company in the Officer’s Certificate are true, complete and correct; provided, that any actions with respect to which such officer of the Company makes representations and covenants in the Officer’s Certificate as to the Company’s intent are assumed to be carried out in accordance with such intent, (v) any statements and representations made in the Officer’s Certificate that are qualified by the knowledge or belief of any person, or materiality or with comparable qualification, are and will be true, complete and correct as if made without such qualification, and (vi) no action will be taken by the Company or any of its subsidiaries after the date of this Opinion that would have the effect of materially altering the facts upon which the Opinion set forth below is based. While we have made such inquiries and investigations as we have deemed necessary, we have not undertaken an independent inquiry into, examination of or verification of all such facts either in the course of our representation of the Company or for the purpose of rendering this Opinion. While we have reviewed all representations made to us to determine their reasonableness, and nothing has come to our attention that would cause us to question the accuracy of such representations, there is no assurance that they are or will ultimately prove to be accurate. A material change or inaccuracy in any of the facts contained in the documents, records or papers we have reviewed, the statements, representations or covenants made to us, the information provided to us or the assumptions set forth herein, could adversely affect our Opinion. In addition, we note that the Company may engage in transactions in connection with which we have not provided tax advice and have not reviewed, and of which we may be unaware.

Great Ajax Corp.

November 6, 2024

Moreover, we have assumed, consistent with the conclusions of prior opinions of counsel received by the Company, that the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT and that its actual method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code, for its taxable year ended on December 31, 2014 through its taxable year ended on December 31, 2022, and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2024 and future years.

We note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this Opinion. In particular, the qualification and taxation of the Company as a REIT for federal income tax purposes depends upon the Company’s ability to meet through actual, annual operating results, certain requirements on a continuing basis, including certain distribution levels, diversity of beneficial ownership, and the various qualification tests imposed by the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. To the extent that the facts differ from those represented to or assumed by us herein, our Opinion should not be relied upon. This Opinion is not being rendered and shall not be effective to the extent that any fact, matter or event (including the realization of any item or amount of gross income, any asset, the composition of the Company’s stockholders, or the absence of any distribution) occurs or does not occur that adversely affects the Company’s qualification as a REIT.

Great Ajax Corp.

November 6, 2024

Our Opinion herein is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this Opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our Opinion have not yet been authoritatively addressed by the IRS or the courts. No ruling or advisory opinion has been or will be sought from the IRS or any other taxing authority as to any of the matters discussed herein. The Opinion expressed herein is not binding on the IRS, any other taxing authority or any court. Hence, there can be no assurance that the IRS, any other taxing authority or a court of competent jurisdiction will not disagree with or challenge such Opinion.

Based upon, and subject to, the foregoing and the paragraphs below, we are of the opinion that, as of the date hereof:

1.	Commencing with its taxable year ended December 31, 2023, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation, as set forth in the Officer’s Certificate, will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2024 and future years.

2.	We have reviewed the statements included or incorporated by reference in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” and, insofar as such statements pertain to matters of law or legal conclusions, they are correct in all material respects.

Our Opinion does not preclude the possibility that the Company may have to utilize one or more of the various “savings provisions” under the Code that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company to pay significant penalties or excise taxes.

Great Ajax Corp.

November 6, 2024

This Opinion is furnished to you solely for use in connection with the Registration Statement. The foregoing Opinion is limited to the federal income tax matters specifically stated herein, and no other opinion is rendered or should be inferred herefrom with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We express no opinion regarding any issue relating to the Company or any investment therein or with respect to any other tax matters, other than as expressly stated above. This Opinion letter is solely for the information and use of the addressees in connection with the transactions described above and it speaks only as of the date hereof. We undertake no obligation to, and we do not intend to, supplement, revise or update this Opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. Except as provided in the next paragraph, this Opinion may not be distributed, quoted in whole or in part or relied upon for any purpose by any other person, or otherwise reproduced in any document, or filed with any governmental agency without our express prior written consent.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the references to Kramer Levin Naftalis & Frankel LLP in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kramer Levin Naftalis & Frankel LLP
Kramer Levin Naftalis & Frankel LLP

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